Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
filed 1996-04-01
CIK 808516


                                                            -1-
                                     AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                           INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                                                                       Page

SELECTED FINANCIAL DATA                                                                                                   2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                     3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                            7

Statement of Financial Position
at December 31, 1995 and 1994                                                                                             8

Statement of Operations
for the years ended December 31, 1995, 1994 and 1993                                                                      9

Statement of Changes in Partners' Capital
for the years ended December 31, 1995, 1994 and 1993                                                                     10

Statement of Cash Flows
for the years ended December 31, 1995, 1994 and 1993                                                                     11

Notes to the Financial Statements                                                                                     12-20



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                  21

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                                                                  22

Schedule of Costs  Reimbursed to the Managing General Partner and its Affiliates
as  Required  by  Section  10.4  of  the  Amended  and  Restated  Agreement  and
Certificate of
Limited Partnership                                                                                                      23



                                                  SELECTED FINANCIAL DATA

        The  following  data  should be read in  conjunction  with  Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:

      Summary of
       Operations                1995               1994                1993                1992                   1991

Lease revenue               $          642,023  $       1,044,707    $      1,407,741    $      2,042,586   $       2,725,865
Net income                  $          191,193  $         311,740   $         113,721   $         318,165   $         102,883
Per Unit:
   Net income               $            0.36   $            0.59   $            0.22   $            0.61   $            0.20

      Cash distributions    $            1.13   $           1.25     $           2.50   $            3.75   $            3.75


   Financial
   Position

   Total assets             $       1,945,479   $      2,604,830    $      3,519,154    $      4,998,526    $      7,350,227

   Total long-term
      obligations           $                   $         271,796   $         619,355   $         745,527   $      1,448,624
                                      51,649

   Partners' capital        $       1,743,595   $      2,143,227    $      2,487,959    $      3,687,182    $      5,338,433


                                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              Year ended December 31, 1995 compared to the year
                   ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview

        As an equipment leasing partnership, American Income Partners III-D Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio progresses through various stages. Initially, all equipment generates rental revenues under primary term lease agreements. During the life of the Partnership, these agreements expire on an intermittent basis and equipment held pursuant to the related leases are renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio becomes available for remarketing and cash generated from operations and from sales or refinancings begins to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. In accordance with the Partnership's stated investment objectives and policies, the Managing General Partner is considering the winding-up of the Partnership's operations, including the liquidation of its entire portfolio. The Partnership's operations commenced in 1988.

Results of Operations

        For the year ended December 31, 1995, the Partnership recognized lease revenue of $642,023 compared to $1,044,707 and $1,407,741 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue from 1993 to 1995 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

        The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

        In 1995, the Partnership sold equipment having a net book value of $127 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $209,004 compared to net gains in 1994 and 1993 of $39,316 and $316,943 on equipment having a net book value of $51,502 and $81,078, respectively.

        It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

        The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

        The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenues generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

        Depreciation and amortization expense was $249,541, $593,080 and $1,422,010 for the years ended December 31, 1995, 1994 and 1993, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein.)

        The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft, representing an impairment, during the year ended December 31, 1995. The resulting charge, $302,300 ($0.58 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.

        Net realizable value was estimated based on (I) third-party appraisals of the Partnership's aircraft and (ii) AFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between major airlines. Aircraft condition age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

        Interest expense was $9,008 or 1.4% of lease revenue in 1995, $37,092 or 3.6% of lease revenue in 1994, and $51,215 or 3.6% of lease revenue in 1993. In 1994, interest expense, as a percentage of lease revenue, remained consistent with 1993 as a result of interest incurred on legal costs in connection with a state sales tax dispute. In the future, interest expense will be minimal due to the scheduled maturity of the Partnership's debt obligations in 1996.

        Management fees were 5% of lease revenue in the years ended December 31, 1995, 1994 and 1993 and will not change as a percentage of lease revenue in future years.

        Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 14.4%, 10.4% and 5.7% of lease revenue in 1995, 1994 and 1993, respectively. Operating expenses in 1994 include repair and maintenance costs incurred in connection with the re-lease of an L1011-50 aircraft to a third party and legal costs in connection with a sales tax dispute. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.




Liquidity and Capital Resources and Discussion of Cash Flows

        The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $640,455, $826,134 and $1,288,572 in 1995, 1994 and 1993, respectively. Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

        During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to the agreement, Northwest will continue to lease these aircraft until September 3, 2000. The Partnership, which owns a less than 1% interest in these aircraft, will receive $24,020 each year through December 31, 1999 and $18,016 during the year ending December 31, 2000.

        Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

        Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1994, the Partnership capitalized $7,160 in connection with the upgrade of an L1011-50 aircraft. In 1995, the Partnership realized $209,131 in equipment sale proceeds compared to $90,818 and $398,021 in 1994 and 1993, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

        The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $519,929 in 1993 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders.
No leveragings of equipment occurred in 1994 or 1995.

        Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The Partnership's notes payable will be fully amortized in 1996.

        Cash distributions to the General Partners and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1995, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $590,825. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Recognized Owners were allocated 99% of these distributions, or $584,917, and the General Partners were allocated 1%, or $5,908. The fourth quarter 1995 cash distribution was paid on January 22, 1996.

        Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of AFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

        The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The Managing General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                                               REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners III-D Limited Partnership:

        We have audited the accompanying statements of financial position of American Income Partners III-D Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income
Partners III-D Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                                              ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                               The accompanying notes are an integral part of

                                                these financial statements.

                                                            -11-
                            AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                              STATEMENT OF FINANCIAL POSITION
                                                 December 31, 1995 and 1994


   ASSETS                                                                         1995                                 1994

   Cash and cash equivalents                                                $                                     $     477,199
                                                                                    450,165
   Rents receivable, net of allowance for
      doubtful accounts of $17,000                                                   18,442                             100,470

   Accounts receivable - affiliate                                                   37,479                              35,800

   Equipment at cost, net of accumulated
        depreciation of $5,332,783 and $5,670,941
        at December 31, 1995 and 1994, respectively
                                                                                  1,439,393                           1,991,361

            Total assets                                                       $  1,945,479                        $  2,604,830


   LIABILITIES AND PARTNERS' CAPITAL

   Notes payable                                                             $       51,649                       $     271,796
   Accrued interest                                                                     153                               4,867
   Accrued liabilities                                                               20,000                              15,500
   Accrued liabilities - affiliate                                                   24,668                               3,557
   Deferred rental income                                                             6,944                               1,765
   Cash distributions payable to partners                                            98,470                             164,118

            Total liabilities                                                       201,884                             461,603

   Partners' capital (deficit):
        General Partners                                                            (96,358)                            (92,362)
        Limited Partnership Interests (519,926
        Units; initial purchase price of $25 each)                                1,839,953                           2,235,589

            Total partners' capital                                       1,743,595                                   2,143,227

            Total liabilities and partners' capital                            $  1,945,479                        $  2,604,830



                                     AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                                  STATEMENT OF OPERATIONS
                                    for the years ended December 31, 1995, 1994 and 1993


                                                               1995                      1994                     1993
 Income:
      Lease revenue                                           $    642,023              $ 1,044,707              $ 1,407,741
      Interest income                                               25,252                   18,510                   13,372
      Gain on sale of equipment                                    209,004                   39,316                  316,943
          Total income                                             876,279                1,102,533                1,738,056

 Expenses:

      Depreciation and amortization                                249,541                  593,080                1,422,010
      Write-down of equipment                                      302,300                       --                       --
      Interest expense                                               9,008                   28,777                   51,215
      Interest expense - affiliate                                      --                    8,315                       --
      Equipment management fees - affiliate                         32,101                   52,235                   70,387

      Operating expenses - affiliate                                92,136                  108,386                   80,723
          Total expenses                                           685,086                  790,793                1,624,335

 Net income                                                   $    191,193             $    311,740             $    113,721


Net income
     per limited partnership unit                         $          0.36           $          0.59          $          0.22

Cash distributions declared
     per limited  partnership unit                        $          1.13          $          1.25          $          2.50





                                     AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                         STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                                    for the years ended December 31, 1995, 1994 and 1993


                                              General
                                              Partners                    Recognized Owners

                                               Amount               Units                  Amount              Total

Balance at December 31, 1992                $     (76,922)              519,926           $ 3,764,104          $  3,687,182
                                                     5,489
Net income - 1993                                   1,137                    --               112,584               113,721

Cash distributions declared                       (13,129)                   --            (1,299,815)           (1,312,944)

Balance at December 31, 1993                      (88,914)              519,926             2,576,873             2,487,959

Net income - 1994                                   3,117                    --               308,623               311,740

Cash distributions declared                        (6,565)                   --              (649,907)             (656,472)

Balance at December 31, 1994                      (92,362)              519,926             2,235,589             2,143,227

Net income - 1995                                   1,912                    --               189,281               191,193

Cash distributions declared                        (5,908)                   --              (584,917)             (590,825)

Balance at December 31, 1995                $     (96,358)              519,926           $ 1,839,953           $ 1,743,595




                                     AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                                  STATEMENT OF CASH FLOWS
                                    for the years ended December 31, 1995, 1994 and 1993


                                                                     1995                  1994                  1993

Cash flows from (used in) operating activities:
Net income                                                         $     191,193         $     311,740         $     113,721

Adjustments to reconcile net income to net cash from operating activities:
         Depreciation and amortization                                   249,541               593,080             1,422,010
         Write-down of equipment                                         302,300                    --                    --
         Gain on sale of equipment                                      (209,004)              (39,316)             (316,943)

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                                 82,028                54,346                (6,015)
         accounts receivable - affiliate                                  (1,679)              (35,800)               74,087
     Increase (decrease) in:
         accrued interest                                                 (4,714)               (7,403)               (8,221)
         accrued liabilities                                               4,500               (17,500)               (8,500)
         accrued liabilities - affiliate                                  21,111               (17,071)               12,199
         deferred rental income                                            5,179               (15,942)                6,234

             Net cash from operating activities                          640,455               826,134             1,288,572

Cash flows from (used in) investing activities:
     Purchase of equipment                                                    --                (7,160)                  --
     Proceeds from equipment sales                                       209,131                                     398,021
                                                                                                90,818
             Net cash from investing activities                          209,131                83,658               398,021
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                              --                    --               519,929
     Principal payments - notes payable                                 (220,147)             (347,559)             (646,101)
     Distributions paid                                                 (656,473)             (820,589)           (1,477,062)

             Net cash used in financing activities                      (876,620)           (1,168,148)           (1,603,234)

Net increase (decrease) in cash and
     cash equivalents                                                    (27,034)             (258,356)               83,359

Cash and cash equivalents at beginning of year                           477,199               735,555               652,196

Cash and cash equivalents at end of year                           $     450,165         $     477,199         $     735,555


Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                       $       13,722        $       44,495        $       59,436


                          AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                                    Notes to the Financial Statements

                                             December 31, 1995



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

       The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on December 30, 1987, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On April 15, 1988, the Partnership issued 519,926 units, representing assignments of limited partnership interests (the "Units") to 1,129 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The 519,926 Units include 76 bonus units. Subsequent to the Partnership's Closing, the Partnership had five General Partners: AFG Leasing Incorporated, a Massachusetts corporation, Kestutis J. Makaitis, Daniel J. Roggemann, Martin F. Laughlin and Geoffrey A. MacDonald (collectively the "General Partners"). Messrs. Makaitis, Roggemann and Laughlin subsequently elected to withdraw as Individual General Partners. The General Partners, each of whom is affiliated with American Finance Group ("AFG"), a Massachusetts partnership, are not required to make any other capital contributions to the Partnership, except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement as amended").

       AFG is a successor to the business of American Finance Group, Inc., a Massachusetts corporation engaged since its inception in 1980 in various aspects of the equipment leasing business. In 1991, certain members of AFG's management, principally Geoffrey A. MacDonald, Chief Executive Officer and co-founder of AFG, established AFG Holdings (Massachusetts) Limited Partnership ("Holdings Massachusetts") to acquire ownership and control of AFG. Holdings Massachusetts effected this event by acquiring all of the equity interests of AFG's two partners, AFG Holdings Illinois Limited Partnership ("Holdings Illinois") and AFG Corporation. Holdings Massachusetts incurred significant indebtedness to finance this acquisition, a significant portion of which was scheduled to mature in 1995.

       On December 16, 1994, the senior lender to Holdings Massachusetts (the "Senior Lender") assumed control of its security interests in Holdings Illinois and AFG Corporation and sold all such interests to GDE Acquisitions Limited Partnership, a Massachusetts limited partnership owned and controlled entirely by Gary D. Engle, President and member of the Executive Committee of AFG. As a result of this transaction, GDE Acquisitions Limited Partnership acquired all of the assets, rights and obligations of AFG from the Senior Lender and assumed control of AFG. Geoffrey A. MacDonald remains as Chief Executive Officer of AFG and member of its Executive Committee.

       Significant operations commenced April 19, 1988 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 99% to the Recognized Owners and 1% to the General Partners until Payout and 85% to the Recognized Owners and 15% to the General Partners after Payout. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative annual return of 10% (compounded quarterly) on undistributed invested capital.

       Under the terms of a Management Agreement between the Partnership and AFG, management services are provided by AFG to the Partnership at fees which the Managing General Partner believes to be competitive for similar services. (Also see Note 4.)

                          AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                                   Notes to the Financial Statements

                                                        (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

       The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1995, the Partnership had $445,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

       Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $721,924 are due as follows:

               For the year ending December 31, 1996            $     362,200
                                                1997                  236,656
                                                1998                   81,032
                                                1999                   24,020
                                                2000                   18,016

                                               Total            $     721,924


       Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                            1995                      1994                      1993

       Marsh Supermarkets, Inc.                          $      157,254             $     207,512               $    329,593
       Northwest Airlines, Inc.                          $      157,136             $     192,677              $    228,353
       ING Aviation Lease                               $        77,133                        --                         --
       Equicor, Incorporated                                         --             $     133,423                         --

       During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest"). Pursuant to the agreement, Northwest will continue to lease these aircraft until September 3, 2000. The Partnership, which owns a less than 1% interest in these aircraft, will receive $24,020 each year through December 31, 1999 and $18,016 during the year ending December 31, 2000.

Use of Estimates

       The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
Actual results could differ from those estimates.

Equipment on Lease

       All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization

       The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

       The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

       Organization costs are amortized using the straight-line method over a period of five years.

Allocation of Profits and Losses

       For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.







Net Income and Cash Distributions Per Unit

       Net income and cash distributions per Unit are based on 519,926 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income and cash distributions.

Accrued Liabilities - Affiliate

       Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Provision for Income Taxes

       No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards

       In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the impact of adoption to be material to the financial statements of the Partnership.


NOTE 3 - EQUIPMENT

       The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                                            Lease
                                             Term                Equipment
           Equipment      Type              (Months)               at Cost
                                                                                            Location
Aircraft                                    36-108              $ 3,212,715           MN/Foreign
Retail store fixtures                         1-36                2,309,320           AL/DE/GA/IN/KY/MD/NC/SC/TN
                                                                                      VA/WV
Manufacturing                                   60                  414,060           CA
Materials handling                            4-60                  395,697           AZ/CA/CT/FL/MA/MI/MO/MS/NJ/PA
Computers and peripherals                     1-53                  272,441           KS/MI
Tractors and heavy-duty trucks               24-60                  115,786           NC
Construction and mining                      48-60                   32,331           MA
Photocopying                                  6-36                   19,826           NJ

                              Total equipment cost                6,772,176

                          Accumulated depreciation               (5,332,783)
        Equipment, net of accumulated depreciation              $ 1,439,393

       In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1995, the Partnership's equipment portfolio included equipment having a proportionate original cost of $4,065,790, representing approximately 60% of total equipment cost.

       Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $1,871,000 which had been fully depreciated at December 31, 1995. (See Note 5.)

       Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

       As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the equipment upon expiration of the primary lease terms. At December 31, 1995, the Partnership held equipment for sale or re-lease with a cost of approximately $63,000 which had been fully depreciated. The Managing General Partner is actively seeking the sale or re-lease of all equipment not on lease.

        The Partnership recorded a write-down of the carrying value of its interest in an L1011-50 aircraft, representing an impairment, during the year ended December 31, 1995. The resulting charge, $302,300 ($0.58 per limited partnership unit) in 1995 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft. NOTE 4 - RELATED PARTY TRANSACTIONS

       All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                           1995                      1994                      1993

Equipment management fees                               $       32,101             $       52,235            $       70,387
Interest expense - affiliate                                        --                      8,315                        --
Administrative services                                         17,904                     12,000                    14,955
Reimbursable operating expenses due to
     third parties                                              74,232                     96,386                    65,768

                                    Total                $     124,237              $     168,936             $     151,110

       As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, AFG is compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG is compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenue or (ii) fees which the Managing General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to AFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

       Interest expense - affiliate represents interest incurred on legal costs in connection with a state sales tax dispute involving certain equipment owned by the Partnership and other affiliated investment programs sponsored by AFG. Legal costs incurred by AFG to resolve this matter and the interest thereon was allocated to the Partnership and other affected investment programs. Administrative charges represent amounts owed to AFG, pursuant to Section 10.4 of the Restated Agreement, as amended, for persons employed by AFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which are reimbursed to AFG.

       All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

       All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $37,479 by AFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1996.

       On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP,each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Plaintiffs have filed an appeal in this matter. The limited partners of the Partnership tendered approximately 37,604 units or 7.23% of the total outstanding units of the Partnership to AALP. The operations of the Partnership are not expected to be adversely affected by these proceedings or settlements.


NOTE 5 - NOTES PAYABLE

        Notes payable at December 31, 1995 consisted of installment notes of $51,649 payable to a bank. The installment notes are non-recourse, with interest rates of 7.13% and are collateralized by the equipment and assignment of the related lease payments. The installment notes will be fully amortized by noncancellable rents during the year ending December 31, 1996.


NOTE 6 - INCOME TAXES

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

        For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partners will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partners' tax capital account. At December 31, 1995, the General Partners had a positive tax capital account balance.

        The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:



                                                            1995                      1994                      1993
Net income                                                $     191,193              $     311,740             $     113,721
     Financial statement depreciation
         in excess of (less than) tax
         depreciation                                           (37,022)                   219,281                   673,802
     Write-down of equipment                                    302,300
     Prepaid rental income                                        5,179                    (15,942)                    6,234
     Other                                                          127                     31,502                    (2,667)
Net income for federal income tax
   reporting purposes                                     $     461,777              $     546,581             $     791,090


        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on equipment disposals.

        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                                   1995                            1994

Partners' capital                                                                $   1,743,595                   $  2,143,227
 Add back selling commissions and
     organization and offering costs                                                 1,517,719                      1,517,719
 Financial statement distributions in excess
     of tax distributions                                                                  985                          1,641
 Cumulative difference between federal income
     tax and financial statement income                                               (820,407)                    (1,090,991)


Partners' capital for federal income tax
     reporting purposes                                                           $  2,441,892                    $ 2,571,595


        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS

        On September 7, 1993, Rose's Stores, Inc. (the "Debtor"), a lessee of the Partnership, filed for protection under Chapter 11 of the Bankruptcy Code. AFG, on behalf of the Partnership and various other AFG-sponsored investment programs, filed a proof of claim in this case, which claim was amended and restated. In August 1994, the Bankruptcy Court approved a Motion to Reject Certain Executory Equipment Leases filed by the Debtor relating to approximately $212,000 of equipment owned by this Partnership. The Partnership sold all such equipment during 1994 and recognized a net gain of $233 for financial statement purposes. During 1995, the Partnership sold an additional $2,313 of equipment previously leased to the Debtor and recognized a net gain of $145 for financial statement purposes. At December 31, 1995, the Partnership owned other equipment, having an original cost of $439,027, which was leased to the Debtor. This equipment represents approximately 6% of the Partnership's aggregate equipment portfolio and is fully depreciated for financial statement purposes. All of this equipment is currently being leased pursuant to renewal rental schedules executed by the Debtor; however, a sale with respect to such equipment is currently pending.

        The Debtor's First Amended Joint Plan of Reorganization (the "Plan of Reorganization") was adopted on December 14, 1994. On June 8, 1995 and August 18, 1995, AFG, on behalf of the Partnership and various other AFG-sponsored investment programs, was issued 24,319 shares of the Debtor's common stock pursuant to the Plan of Reorganization. The common stock, which had a market value of $2.38 per share (for 17,023 of the shares) and $2.56 per share (for 7,296 of the shares) at the respective settlement dates, was issued in full satisfaction of the outstanding unsecured claims of the affected investment programs. The Partnership's proportionate interest in this settlement is 5.46% or approximately 1,329 shares. This bankruptcy did not have a material adverse effect on the financial position of the Partnership.


NOTE 8 - SUBSEQUENT EVENT

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

         On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

         Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.

                    AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

            SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                                   OF EQUIPMENT DISPOSED

                      for the years ended December 31, 1995, 1994 and 1993


      The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                             1995                     1994                       1993
Rents earned prior to disposal of equipment,
     net of interest charges                            $       885,284             $      929,133             $   1,835,296
Sale proceeds realized upon disposition of
     equipment                                                  209,131                     90,818                   398,021
Total cash generated from rents and
     equipment sale proceeds                                  1,094,415                  1,019,951                 2,233,317
Original acquisition cost of equipment
     disposed                                                   890,126                    792,558                 1,817,146
Excess of total cash generated to cost of
     equipment disposed                                 $       204,289             $      227,393            $      416,171




                                     AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                 STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                                                   SALES AND REFINANCINGS

                                            for the year ended December 31, 1995


                                                                                    Sales and
                                                         Operations                Refinancings               Total

Net income (loss)                                     $         (17,811)         $         209,004         $         191,193

Add back:
     Depreciation                                               249,541                         --                   249,541
     Write-down of equipment                                    302,300                         --                   302,300
     Management fees                                             32,101                         --                    32,101
     Book value of disposed equipment                                --                        127                       127

Less:
     Principal reduction of notes payable                      (220,147)                        --                  (220,147)
     Cash from operations, sales and
         refinancings                                           345,984                    209,131                   555,115

Less:
     Management fees                                            (32,101)                        --                   (32,101)
     Distributable cash from operations,
         sales and refinancings                                 313,883                    209,131                   523,014

Other sources and uses of cash:
     Cash at beginning of year                                  477,199                         --                   477,199
     Net change in receivables
         and accruals                                           106,425                         --                   106,425

Less:
     Cash distributions paid                                   (447,342)                  (209,131)                 (656,473)
Cash at end of year                                   $         450,165                         --        $          450,165

                          AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                                    SCHEDULE OF COSTS REIMBURSED TO THE
                       MANAGING GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                              BY SECTION 10.4 OF THE AMENDED AND RESTATED
                             AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                                     December 31, 1995



        For the year ended December 31, 1995, the Partnership reimbursed the Managing General Partner and its Affiliates for the following costs:


        Operating expenses                                 $              65,636