Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
filed 1996-04-09
CIK 808516

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                    INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                            Page
                                                                            ----
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

        For each of the five years in the period ended December 31, 1995:


      Summary of
      Operations                   1995                 1994                1993                1992                 1991
- -------------------------     --------------       --------------       -------------       -------------       -------------
Lease revenue                 $     642,023       $   1,044,707       $   1,407,741       $   2,042,586       $   2,725,865

Net income                    $     191,193       $     311,740       $     113,721       $     318,165       $     102,883

Per Unit:
   Net income                 $        0.36       $        0.59       $        0.22       $        0.61       $        0.20

      Cash distributions      $        1.13       $        1.25       $        2.50       $        3.75       $        3.75


      Financial
      Position
- -------------------------
   Total assets               $   1,945,479       $   2,604,830       $   3,519,154       $   4,998,526       $   7,350,227

   Total long-term
      obligations             $      51,649       $     271,796       $     619,355       $     745,527       $   1,448,624


   Partners' capital          $   1,743,595       $   2,143,227       $   2,487,959       $   3,687,182       $   5,338,433

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1995 compared to the year
         ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview
- --------
        As an equipment leasing partnership, American Income Partners III-D Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio progresses through various stages. Initially, all equipment generates rental revenues under primary term lease agreements. During the life of the Partnership, these agreements expire on an intermittent basis and equipment held pursuant to the related leases are renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio becomes available for remarketing and cash generated from operations and from sales or refinancings begins to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. In accordance with the Partnership's stated investment objectives and policies, the Managing General Partner is considering the winding-up of the Partnership's operations, including the liquidation of its entire portfolio. The Partnership's operations commenced in 1988.

Results of Operations
- ---------------------
        For the year ended December 31, 1995, the Partnership recognized lease revenue of $642,023 compared to $1,044,707 and $1,407,741 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue from 1993 to 1995 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------

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





                                                          /s/ ERNST & YOUNG LLP
                                                              ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                          December 31, 1995 and 1994


   ASSETS                                                                          1995                                1994
   ------                                                                      ------------                        ------------
   Cash and cash equivalents                                                   $    450,165                        $    477,199

   Rents receivable, net of allowance for
      doubtful accounts of $17,000                                                   18,442                             100,470

   Accounts receivable - affiliate                                                   37,479                              35,800

   Equipment at cost, net of accumulated
        depreciation of $5,332,783 and $5,670,941
        at December 31, 1995 and 1994, respectively
                                                                                  1,439,393                           1,991,361
                                                                               ------------                        ------------
            Total assets                                                       $  1,945,479                        $  2,604,830
                                                                               ============                        ============

   LIABILITIES AND PARTNERS' CAPITAL
   ---------------------------------
   Notes payable                                                               $     51,649                        $    271,796
   Accrued interest                                                                     153                               4,867
   Accrued liabilities                                                               20,000                              15,500
   Accrued liabilities - affiliate                                                   24,668                               3,557
   Deferred rental income                                                             6,944                               1,765
   Cash distributions payable to partners                                            98,470                             164,118
                                                                               ------------                        ------------

            Total liabilities                                                       201,884                             461,603
                                                                               ============                        ============

   Partners' capital (deficit):
        General Partners                                                            (96,358)                            (92,362)
        Limited Partnership Interests (519,926
        Units; initial purchase price of $25 each)                                1,839,953                           2,235,589
                                                                               ------------                        ------------
            Total partners' capital                                               1,743,595                           2,143,227
                                                                               ------------                        ------------
            Total liabilities and partners' capital                            $  1,945,479                        $  2,604,830
                                                                               ============                        ============

                 The accompanying notes are an integral part
                        of these financial statements.

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993



                                                                    1995                     1994                     1993
                                                              ------------              -----------              -----------
 Income:

      Lease revenue                                           $    642,023              $ 1,044,707              $ 1,407,741

      Interest income                                               25,252                   18,510                   13,372

      Gain on sale of equipment                                    209,004                   39,316                  316,943
                                                              ------------              -----------              -----------
          Total income                                             876,279                1,102,533                1,738,056
                                                              ------------              -----------              -----------
 Expenses:

      Depreciation and amortization                                249,541                  593,080                1,422,010

      Write-down of equipment                                      302,300                       --                       --

      Interest expense                                               9,008                   28,777                   51,215

      Interest expense - affiliate                                      --                    8,315                       --

      Equipment management fees - affiliate                         32,101                   52,235                   70,387

      Operating expenses - affiliate                                92,136                  108,386                   80,723
                                                              ------------              -----------              -----------
          Total expenses                                           685,086                  790,793                1,624,335
                                                              ------------              -----------              -----------

 Net income                                                   $    191,193              $   311,740              $   113,721
                                                              ============              ===========              ===========

Net income
     per limited partnership unit                             $       0.36              $      0.59              $      0.22
                                                              ============              ===========              ===========
Cash distributions declared
     per limited  partnership unit                            $       1.13              $      1.25              $      2.50
                                                              ============              ===========              ===========

                The accompanying notes are an integral part of
                          these financial statements

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
             for the years ended December 31, 1995, 1994 and 1993




                                                General                     Recognized Owners
                                                Partners           ----------------------------------
                                                Amount                Units                 Amount                Total
                                            --------------         ------------           -----------          ------------
Balance at December 31, 1992                $     (76,922)              519,926           $ 3,764,104          $  3,687,182

Net income - 1993                                   1,137                    --               112,584               113,721

Cash distributions declared                       (13,129)                   --            (1,299,815)           (1,312,944)
                                            -------------          ------------           -----------          ------------
Balance at December 31, 1993                      (88,914)              519,926             2,576,873             2,487,959

Net income - 1994                                   3,117                    --               308,623               311,740

Cash distributions declared                        (6,565)                   --              (649,907)             (656,472)
                                            -------------          ------------           -----------          ------------
Balance at December 31, 1994                      (92,362)              519,926             2,235,589             2,143,227

Net income - 1995                                   1,912                    --               189,281               191,193

Cash distributions declared                        (5,908)                   --              (584,917)             (590,825)
                                            -------------          ------------           -----------          ------------
Balance at December 31, 1995                $     (96,358)              519,926           $ 1,839,953           $ 1,743,595
                                            =============          ============           ===========          ============

                The accompanying notes are an integral part of
                          these financial statements

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
             for the years ended December 31, 1995, 1994 and 1993


                                                                        1995                  1994                  1993
                                                                   -------------         -------------         -------------
Cash flows from (used in) operating activities:
Net income                                                         $     191,193         $     311,740         $     113,721

Adjustments to reconcile net income
     to net cash from operating activities:
         Depreciation and amortization                                   249,541               593,080             1,422,010
         Write-down of equipment                                         302,300                    --                    --
         Gain on sale of equipment                                      (209,004)              (39,316)             (316,943)

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                                 82,028                54,346                (6,015)
         accounts receivable - affiliate                                  (1,679)              (35,800)               74,087
     Increase (decrease) in:
         accrued interest                                                 (4,714)               (7,403)               (8,221)
         accrued liabilities                                               4,500               (17,500)               (8,500)
         accrued liabilities - affiliate                                  21,111               (17,071)               12,199
         deferred rental income                                            5,179               (15,942)                6,234
                                                                   -------------         -------------         -------------
             Net cash from operating activities                          640,455               826,134             1,288,572
                                                                   -------------         -------------         -------------
Cash flows from (used in) investing activities:
     Purchase of equipment                                                    --                (7,160)                  --
     Proceeds from equipment sales                                       209,131                90,818               398,021
                                                                   -------------         -------------         -------------
             Net cash from investing activities                          209,131                83,658               398,021
                                                                   -------------         -------------         -------------
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                              --                    --               519,929
     Principal payments - notes payable                                 (220,147)             (347,559)             (646,101)
     Distributions paid                                                 (656,473)             (820,589)           (1,477,062)
                                                                   -------------         -------------         -------------
             Net cash used in financing activities                      (876,620)           (1,168,148)           (1,603,234)
                                                                   -------------         -------------         -------------
Net increase (decrease) in cash and
     cash equivalents                                                    (27,034)             (258,356)               83,359

Cash and cash equivalents at beginning of year                           477,199               735,555               652,196
                                                                   -------------         -------------         -------------
Cash and cash equivalents at end of year                           $     450,165         $     477,199         $     735,555
                                                                   =============         =============         =============

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                       $       13,722        $       44,495        $       59,436
                                                                   =============         =============         =============

                The accompanying notes are an integral part of
                          these financial statements

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1995



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

       Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $721,924 are due as follows:

       For the year ending December 31, 1996            $     362,200
                                        1997                  236,656
                                        1998                   81,032
                                        1999                   24,020
                                        2000                   18,016
                                                        -------------
                                        Total           $     721,924
                                                        =============

       Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995                      1994                        1993
                                                         --------------             -------------               ------------
       Marsh Supermarkets, Inc.                          $      157,254             $     207,512               $    329,593
       Northwest Airlines, Inc.                          $      157,136             $     192,677               $    228,353
       ING Aviation Lease                                $       77,133                        --                         --
       Equicor, Incorporated                                         --             $     133,423                         --

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

Use of Estimates
- ----------------

       The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

Equipment on Lease
- ------------------

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

Depreciation and Amortization
- -----------------------------

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

Allocation of Profits and Losses
- --------------------------------

       For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

Net Income and Cash Distributions Per Unit
- ------------------------------------------

       Net income and cash distributions per Unit are based on 519,926 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income and cash distributions.

Accrued Liabilities - Affiliate
- -------------------------------

       Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Provision for Income Taxes
- --------------------------

       No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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


NOTE 3 - EQUIPMENT
- ------------------

       The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

                                            Lease
                                             Term                Equipment
        Equipment Type                     (Months)               at Cost                      Location
- -------------------------------            --------             -----------           -----------------------------
Aircraft                                    36-108              $ 3,212,715           MN/Foreign
Retail store fixtures                         1-36                2,309,320           AL/DE/GA/IN/KY/MD/NC/SC/TN
                                                                                      VA/WV
Manufacturing                                   60                  414,060           CA
Materials handling                            4-60                  395,697           AZ/CA/CT/FL/MA/MI/MO/MS/NJ/PA
Computers and peripherals                     1-53                  272,441           KS/MI
Tractors and heavy-duty trucks               24-60                  115,786           NC
Construction and mining                      48-60                   32,331           MA
Photocopying                                  6-36                   19,826           NJ
                                                                -----------
                              Total equipment cost                6,772,176

                          Accumulated depreciation               (5,332,783)
                                                                -----------
        Equipment, net of accumulated depreciation              $ 1,439,393
                                                                ===========

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

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

       All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                             1995                       1994                      1993
                                                        --------------             --------------            --------------
Equipment management fees                               $       32,101             $       52,235            $       70,387
Interest expense - affiliate                                        --                      8,315                        --
Administrative services                                         17,904                     12,000                    14,955
Reimbursable operating expenses due to
     third parties                                              74,232                     96,386                    65,768
                                                        --------------             --------------            --------------
                                    Total                $     124,237              $     168,936             $     151,110
                                                        ==============             ==============            ==============

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

       On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Plaintiffs have filed an appeal in this matter. The limited partners of the Partnership tendered approximately 37,604 units or 7.23% of the total outstanding units of the Partnership to AALP. The operations of the Partnership are not expected to be adversely affected by these proceedings or settlements.


NOTE 5 - NOTES PAYABLE
- ----------------------

        Notes payable at December 31, 1995 consisted of installment notes of $51,649 payable to a bank. The installment notes are non-recourse, with interest rates of 7.13% and are collateralized by the equipment and assignment of the related lease payments. The installment notes will be fully amortized by noncancellable rents during the year ending December 31, 1996.


NOTE 6 - INCOME TAXES
- ---------------------

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

        The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:


                                                               1995                      1994                      1993
                                                          -------------              -------------             -------------
Net income                                                $     191,193              $     311,740             $     113,721

     Financial statement depreciation
         in excess of (less than) tax
         depreciation                                           (37,022)                   219,281                   673,802
     Write-down of equipment                                    302,300
     Prepaid rental income                                        5,179                    (15,942)                    6,234
     Other                                                          127                     31,502                    (2,667)
                                                          -------------              -------------             -------------
Net income for federal income tax
   reporting purposes                                     $     461,777              $     546,581             $     791,090
                                                          =============              =============             =============

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on equipment disposals.

        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                                      1995                            1994
                                                                                 -------------                   ------------
Partners' capital                                                                $   1,743,595                   $  2,143,227

 Add back selling commissions and
     organization and offering costs                                                 1,517,719                      1,517,719

 Financial statement distributions in excess
     of tax distributions                                                                  985                          1,641

 Cumulative difference between federal income
     tax and financial statement income                                               (820,407)                    (1,090,991)
                                                                                 -------------                   ------------

Partners' capital for federal income tax
     reporting purposes                                                           $  2,441,892                    $ 2,571,595
                                                                                 =============                   ============

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
- --------------------------

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

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

NOTE 8 - SUBSEQUENT EVENT
- -------------------------

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


      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.


                                                              1995                       1994                       1993
                                                        ---------------             --------------             -------------
Rents earned prior to disposal of
     equipment, net of interest charges                 $       885,284             $      929,133             $   1,835,296

Sale proceeds realized upon disposition
     of equipment                                               209,131                     90,818                   398,021
                                                        ---------------             --------------             -------------
Total cash generated from rents and
     equipment sale proceeds                                  1,094,415                  1,019,951                 2,233,317

Original acquisition cost of equipment
     disposed                                                   890,126                    792,558                 1,817,146
                                                        ---------------             --------------             -------------
Excess of total cash generated to cost of
     equipment disposed                                 $       204,289             $      227,393            $      416,171
                                                        ===============             ==============             =============

              AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                            SALES AND REFINANCINGS

                     for the year ended December 31, 1995

                                                                                    Sales and
                                                         Operations                Refinancings                  Total
                                                      ------------------         -----------------         -----------------
Net income (loss)                                     $         (17,811)         $         209,004         $         191,193

Add back:
     Depreciation                                               249,541                         --                   249,541
     Write-down of equipment                                    302,300                         --                   302,300
     Management fees                                             32,101                         --                    32,101
     Book value of disposed equipment                                --                        127                       127

Less:
     Principal reduction of notes payable                      (220,147)                        --                  (220,147)
                                                      ------------------         -----------------         -----------------
     Cash from operations, sales and
         refinancings                                           345,984                    209,131                   555,115

Less:
     Management fees                                            (32,101)                        --                   (32,101)
                                                      ------------------         -----------------         -----------------
     Distributable cash from operations,
         sales and refinancings                                 313,883                    209,131                   523,014

Other sources and uses of cash:
     Cash at beginning of year                                  477,199                         --                   477,199
     Net change in receivables
         and accruals                                           106,425                         --                   106,425

Less:
     Cash distributions paid                                   (447,342)                  (209,131)                 (656,473)
                                                      ------------------         -----------------         -----------------
Cash at end of year                                   $         450,165                         --        $          450,165
                                                      ==================         ==================        =================

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